OMB Approval
OMB Number 3235-0362
Expires: February 1, 1994

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

     __ Check if no longer subject to Section 16, Form 4 or Form 5, Obligation may continue. (See Instructions)

1. Name and Address of Reporting Person:                     Robertson, M.G.
                                                             977 Centerville Turnpike, SHB-301
                                                             Virginia Beach, VA 23463
2. Issuer Name and Ticker or Trading Symbol:                 Natural Solutions Corporation/ICEB
3. IRS or SSN of Reporting Person (Voluntary):
4. Statement for Month/Year                                  August 2000
5. If Amendment, Date of Original:
6. Relation of Reporting Person to Issuer                    X Director
                                                             X 10% owner
                                                             _ Officer (Title):
                                                             _ Other (Specify)
      X Filed by One Reporting Person.
      _ Filed by more than One Reporting Person.


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security:                               Common Stock
2. Transaction Date:
3. Transaction Code
4. Securities Acquired (A) or Disposed (D):
                                    Amount:
                                    A or D:
                                     Price:
5. Amount of Securities Beneficially owned at
    end of Month:                                   4,040,000
6. Ownership Form:   Direct (D) or Indirect (I):    D
7. Nature of Indirect
   Beneficial Ownership:

* If the form is filed by more than one Reporting Person, see instruction 5(b)(v) Reminder: Report on a separate Line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  Title of Derivative Security:         Convertible     Convertible     Convertible     Convertible    C.S.
                                          Debenture       Debenture       Debenture       Debenture      Warrants
2.  Conversion or Exercise Price
     of Derivative Security:              $0.25           $0.25           $0.25           $0.25          $0.25
3.  Transaction Date (M/D/Y):             8/11/1999       8/10/1999       7/31/2000       8/31/2000*     7/31/2000
4.  Transaction Code:                     P               P               P               P              P
                          V:
5.  Number of Derivative Securities       3,000,000       1,000,000       1,400,000       1,740,000      3,000,000
     Acquired (A) or Disposed of (D):     A               A               A               A              A
6.  Date Exercisable:                     8/11/1999       8/10/1999       7/31/2000       8/31/2000      7/31/2000
     Expiration Date:                     8/11/2001       6/1/2005        8/1/2005        9/1/2005       6/1/2005
7.  Title of Underlying Securities:       Common          Common          Common          Common         Common
Amount or number of Shares:               Stock           Stock           Stock           Stock          Stock
                                          3,000,000       1,000,000       1,400,000       1,740,000      3,000,000
8.  Price of Derivative Security:         $750,000        $250,000        $350,000        $435,000       $750,000
9.  Number of Derivative Securities
     Beneficially Owned at end of Month:                                                  7,140,000      3,000,000
10. Ownership of Derivative Securities;
    (D) Direct or (I) Indirect:           D               D               D               D              D
11. Nature of Indirect Beneficial
Ownership:

EXPLANATION OF RESPONSES:





/s/ M.G. Robertson                                        Date: 9/7/2000
--------------------------------
M.G. Robertson
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See Sections 18 U.S.C. 1001, 15 U.S.C. 78ff(a).